UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):            April 25, 2006

APAC Customer Services, Inc.

(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-374-4980

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2006, APAC Customer Services, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Loan and Security Agreement, by and among LaSalle Bank National Association, as Agent (“LaSalle”), the Financial Institutions from time to time a party thereto as Lenders and the Company, dated as of October 31, 2005. The Amendment is effective as of April 2, 2006. Under the terms of the Amendment, LaSalle agreed to amend certain financial covenants related to capital expenditures. The Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference in this filing in its entirety.

Item 2.02 Results of Operations and Financial Condition.

On April 26, 2006, the Company issued a press release setting forth the Company’s financial results for the first fiscal quarter ended April 2, 2006. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference in this filing in its entirety.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously reported on a Current Report on Form 8-K dated July 29, 2005, and subsequently updated on Current Reports on Form 8-K dated November 3, 2005 and February 7, 2006, on July 26, 2005, the Company’s Board of Directors approved a restructuring plan of the Company. Pursuant to the restructuring plan, the Company exited virtually all of its outbound customer acquisition business, closed over half of its customer interaction centers, eliminated 400 salaried positions and pursued other operational improvements. The Company exited non-strategic and unprofitable client relationships in order to focus on profitable client relationships in a limited number of industries in an effort to improve its near term financial performance and position the Company for long-term growth.

As of July 26, 2005, the Company expected to incur approximately $10 to $15 million in restructuring charges, including approximately $3 to $6 million of one-time termination benefit charges, approximately $3 to $4 million of lease termination charges and approximately $4 to $5 million in asset impairment charges. At that time, the Company expected that approximately $6 to $10 million of such costs would result in future cash expenditures.

Based on progress to date of the restructuring, as of November 2, 2005, the Company expected to incur approximately of $8 to $13 million in restructuring charges, including approximately $3 to $4 million in one-time termination benefits charges, approximately $3 to $6 million in lease termination charges, and approximately $2 to $3 million in asset impairment charges. The Company expected that approximately $6 to $10 million of such costs would result in future cash expenditures.

As of February 8, 2006, the restructuring plan was substantially completed; however, the wind-down of a limited number of client applications and the closing of some customer care centers continues into 2006.

Based on progress to date of the restructuring, as of February 8, 2006, the Company expected to incur approximately $8 to $11 million in restructuring charges, including approximately $2.0 to $2.5 million in one-time termination benefits charges, approximately $5.0 to $6.5 million in lease termination charges, and approximately $1 to $2 million in asset impairment charges. The Company expected that approximately $7 to $9 million of such costs would result in future cash expenditures.

Based on progress to date of the restructuring plan, as of April 26, 2006, the Company now expects to incur approximately $9 to 11 million in restructuring changes, including approximately $2.0 to $2.5 million in one-time termination benefit charges, approximately $5.5 to $6.5 million in lease termination charges, and approximately $1.5 to $2.0 in asset impairment charges. The Company expects that approximately $7.5 to $9.0 million of such costs would result in future cash expenditures.

Item 9.01 Financial Statements and Exhibits.

10.1 Exhibit 10.1 Amendment No. 2 to Amended and Restated Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, effective as of April 2, 2006

99.1 Press Release, dated April 26, 2006, of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

April 27, 2006	By:	/s/ George H. Hepburn III
Name: George H. Hepburn III
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

10.1 Exhibit 10.1 Amendment No. 2 to Amended and Restated Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, effective as of April 2, 2006

99.1 Press Release, dated April 26, 2006, of the Company